UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934.

Date of Report: July 26, 2021

(Date of earliest event reported)

Oragenics, Inc.

(Exact name of registrant as specified in its charter)

FL	001-32188	59-3410522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4902 Eisenhower Boulevard, Suite 125 Tampa, FL	33634
(Address of principal executive offices)	(Zip Code)

813-286-7900

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	OGEN	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry into a Material Definitive Agreement/

On July 26, 2021, Oragenics, Inc. (“Oragenics” or the “Company”) entered into a non-exclusive Technology License Agreement (the “License Agreement”) with the National Research Council of Canada (“NRC”) pursuant to which the NRC grants to the Company a license to use NRC’s inventions, patents, trade secrets, know-how, copyright, biological material, designs, and/or technical information created by or on behalf of the NRC (the “NRC Technologies”) relating to the derivatives of CHO 2353 TM Cell Line listed in the License Agreement (the “Stable Cells”) to: (i) make, research, and develop SARS-CoV-2 spike protein manufactured by a Stable Cell (the “Drug Substance”) within Canada, Australia, the United Kingdom, the European Union and the United States (U.S.) (collectively the “Territory”); (ii) file regulatory approval, export and sell the final formulation of the Drug Substance (“Products”) and (iii) engage contractors to use the Stable Cells to make Drug Substance or Products on behalf of the Company to be used and sold, worldwide, by the Company.

As consideration for the grant of the license, the Company will pay to the NRC an annual license fee, with the initial portion of the fee covering the first three years of the license. Additionally, the Company will pay certain milestone payments (a) upon transfer of each Stable Cell listed in the Agreement and (b) with regard to each of the first three Products, (i) upon submission of the Investigational New Drug application (IND) related thereto, (ii) upon dosing the first patient in a Phase 1 or Phase 2 clinical trial, (iii) upon dosing the first patient in a Phase 3 clinical trial and (iv) upon first regulatory approval. In addition, Oragenics will pay a low single-digit royalty to the NRC for the sale of Products, based on sales revenue, commencing after the first commercial sale.

Pursuant to the License Agreement, the NRC is required to bear the responsibility and pay the costs to obtain and maintain patents related to the NRC Technologies in the U.S., Canada, Brazil, European Union, Japan, South Korea, Singapore, Australia, China, and India, and the NRC shall use reasonable efforts to obtain and maintain those patents. Additional countries may be requested by the Company, in which event, the NRC will file and maintain such patents, at the Company’s expense.

Pursuant to the License Agreement, the Company is required to indemnify and hold the NRC and its employees and agents harmless from and against all liability and damages in connection with or arising out of all claims, demands, losses, damages, costs including solicitor and client costs, actions, suits or proceedings brought by any third party that are in any manner based upon, arising out of, related to, occasioned by, or attributable to the manufacturing, distribution, shipment, offering for sale, sale, or use of Products, services based on the NRC Technologies and product liability and infringement of intellectual property rights other than copyright, if any, licensed under the License Agreement.

Unless terminated earlier, the License Agreement will terminate twenty (20) years from the effective date of the License Agreement. Either party may terminate the License Agreement, by giving written notice to the other party, if the other party defaults or is in breach of the License Agreement, provided that if the defaulting party cures the breach within 60 days after the notice is given, the License Agreement shall continue in full force and effect. The NRC may terminate the License Agreement if the Company becomes bankrupt, or insolvent, or has a receiver appointed to continue its operations, or passes a resolution for winding up. The License Agreement contains customary confidentiality obligations.

In addition, in connection with the initiative to develop its vaccine, the Company also previously entered into a material transfer agreement with the NRC for SARS-CoV-2 trimeric spike protein Wuhan variant and SARS-CoV-2 trimeric spike protein South African variant to move forward with pre-clinical testing.

Item 8.01 Other Information

As a result of the NRC License Agreement and shift in focus to a vaccine to address evolving variants, the Company now expects to file an IND application with the FDA in the first quarter of 2022 and immediately upon receipt of approval from the FDA to commence a Phase 1 clinical study.

On July 27, 2021, the Company issued a press release announcing it had entered into the License Agreement with the NRC. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated July 27, 2021.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on this 27th day of July, 2021.

ORAGENICS, INC.
(Registrant)

BY:	/s/ Michael Sullivan
Michael Sullivan
Interim Principal Executive Officer
and Chief Financial Officer